NEWS RELEASE                                         FOR RELEASE FEB. 12, 2004
                                                     6 a.m. Eastern Time
CONTACTS:
Keith A. Cheesman, Investors, (513) 763-1936
Lori Dorer, Media, (513) 345-1685

                        KENDLE INTERNATIONAL INC. REPORTS
                    FOURTH QUARTER AND YEAR END 2003 RESULTS
                 Fourth Quarter EPS of $0.04 Exceeds Estimates;
                      Operating Margin Continues to Improve

     - Fourth quarter net service revenues of $40.1 million represent a 9.6 percent increase over the same quarter a year ago.
     - Income from operations increased to $2.1 million for the fourth quarter up from $1.0 million for third quarter 2003.
     - Cash flow from operations strong at $11.7 million for the quarter; DSOs at an all-time record low of 33 days.

CINCINNATI, Feb. 12, 2004-- Kendle International Inc. (Nasdaq: KNDL), a leading full-service contract research organization, today reported fourth quarter and year end 2003 financial results.

Net service revenues for fourth quarter 2003 were $40.1 million compared to net service revenues of $36.6 million for fourth quarter 2002. Net service revenues by geographic region were 63 percent in North America, 34 percent in Europe and 3 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 49 percent of net service revenues for fourth quarter 2003.

Reimbursable out-of-pocket revenues and expenses were $14.8 million for fourth quarter 2003 compared to $12.8 million in the same quarter a year ago.

Income from operations for fourth quarter 2003 was approximately $2.1 million or
5.2 percent of net service revenues. Net income for the quarter was approximately $513,000, or $0.04 per diluted share.

"We are pleased with the continued overall improvement in our operating results experienced during the second half of 2003, particularly in the fourth quarter," said Chairman and CEO Candace Kendle, Pharm.D. "Continued growth in global sales activity is an early sign that our new organizational structure is yielding the positive results we expected. Our goal is to build on this positive momentum to deliver improved value for our shareholders in 2004 and beyond."

Cash flow from operations for the quarter was $11.7 million. Cash and marketable securities totaled $32.4 million and bank borrowings totaled $9.8 million at December 31, 2003. Days sales outstanding in accounts receivable were 33 compared to 45 at December 31, 2002, and capital expenditures for fourth quarter 2003 totaled $1.0 million.

                                    -more-

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New business awards were $55 million for fourth quarter 2003. Contract cancellations for the quarter were $2 million, matching an all-time Company low. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled $186 million at December 31, 2003, compared to $192 million at December 31, 2002.

Commenting on the year, Dr. Kendle said, "Significant market changes in the biopharmaceutical industry in 2003 have led to a heightened focus on the life cycle management of already-approved drugs and a shifting reliance away from blockbuster-driven R&D to more targeted drug candidates. Kendle has responded by realigning its business in specialized operating units with the expertise to meet these needs for our customers. Kendle's new, more project-focused organization and strengthened clinical leadership team position us well to capitalize on the increased outsourcing opportunities for CROs in 2004 and beyond."

Net service revenues for the year ended December 31, 2003, were $156.2 million compared to net service revenues of $165.2 million for the year ended December 31, 2002. Net service revenues by geographic region were 66 percent in North America, 31 percent in Europe and 3 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 47 percent of net service revenues for the year ended December 31, 2003.

Reimbursable out-of-pocket revenues and expenses were $53.4 million for the year ended December 31, 2003, compared to $48.8 million in the same period a year ago.

For the year ended December 31, 2003, the Company recorded income from operations of approximately $2.2 million, which includes charges of $576,000 in severance and office consolidation costs recorded in the first and second quarters of 2003 as well as the $897,000 charge recorded in the third quarter. In addition, in the second quarter of 2003, the Company recorded a gain on the partial early extinguishment of debt in the amount of $558,000. The Company also recorded a $405,000 non-cash impairment charge to reduce to zero the carrying value of its investment in KendleWits, a 50 percent-owned joint venture in the People's Republic of China. Including these amounts, the net loss for the year ended December 31, 2003, was $1.7 million or $0.13 per basic and diluted share. Excluding these amounts, the net loss for the same period was $632,000 or $0.05 per basic and diluted share.

Capital expenditures for the year ended December 31, 2003, totaled $5.6 million. Cash flow from operations for this same period was $15.9 million.

Kendle International will host its fourth quarter and year end 2003 conference call February 12, 2004, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on March 12, 2004.

                                     -more-

ABOUT KENDLE INTERNATIONAL INC.
Kendle International is a global provider of quality clinical research and development services for the pharmaceutical and biotechnology industries. The Company is organized in five major operating units (OU), including the Americas, Europe and Strategic Partners OUs, which provide Phase I-III clinical development services; the Medical Affairs, Marketing and Communications (MAM&C) OU; and the Global Regulatory Affairs OU. Headquartered in Cincinnati, Ohio, Kendle is among the world's largest publicly held clinical research organizations, with nearly 1,700 associates worldwide. The Company has conducted clinical trials or provided regulatory and validation services in more than 60 countries.

Investor kits are available upon request from Kendle International Inc., 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company's Web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, the Company's ability to manage growth and to continue to attract and retain qualified personnel, the Company's ability to complete additional acquisitions and to integrate newly acquired businesses, the Company's ability to penetrate new markets, competition and consolidation within the industry, the fixed price nature of contracts or the loss of large contracts, cancellation or delay of contracts, the progress of ongoing contracts, the ability to maintain existing customer relationships or enter into new ones, cost overruns, the Company's sales cycle, the effects of exchange rate fluctuations, and other factors described in the Company's filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of February 12, 2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

                                       ###

                            Kendle International Inc.
                   Condensed Consolidated Statement of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                         Three Months Ended        Twelve Months Ended
                                                            December 31,              December 31,
                                                       ----------------------    -----------------------
                                                          2003         2002         2003         2002
                                                       ---------    ---------    ---------    ---------
Net service revenues                                   $  40,120    $  36,592    $ 156,221    $ 165,173
Reimbursable out-of-pocket revenues                       14,794       12,844       53,436       48,841
                                                       ---------    ---------    ---------    ---------
Total revenues                                            54,914       49,436      209,657      214,014
                                                       ---------    ---------    ---------    ---------

Costs and expenses:
  Direct costs                                            22,560       22,000       91,133       98,438
  Reimbursable out-of-pocket costs                        14,794       12,844       53,436       48,841
  Selling, general and administrative expenses            13,080       12,614       52,402       48,646
  Depreciation and amortization                            2,401        2,151        9,057        8,347
  Goodwill impairment                                       --         67,745         --         67,745
  Severance costs                                             (5)          87        1,468          408
                                                       ---------    ---------    ---------    ---------
  Total costs and expenses                                52,830      117,441      207,496      272,425
                                                       ---------    ---------    ---------    ---------

Income from operations                                     2,084      (68,005)       2,161      (58,411)

Other income (expense):
  Interest expense                                          (240)        (312)      (1,039)      (1,219)
  Interest income                                             68           60          334          534
  Other                                                     (139)        (247)        (725)         (61)
  Investment impairment                                     --           --           (405)      (1,938)
  Gain on debt extinguishment                               --           --            558         --
                                                       ---------    ---------    ---------    ---------

Income (loss) before income taxes                          1,773      (68,504)         884      (61,095)

Income taxes                                               1,260      (10,051)       2,574       (6,295)
                                                       ---------    ---------    ---------    ---------


Net income (loss)                                      $     513    ($ 58,453)      (1,690)   ($ 54,800)
                                                       =========    =========    =========    =========

Income (loss) per share data:
Basic:

      Net income (loss) per share                      $    0.04    ($   4.56)   ($   0.13)   ($   4.30)
                                                       =========    =========    =========    =========

      Weighted average shares outstanding                 13,060       12,813       12,973       12,734

Diluted:

      Net income (loss) per share                      $    0.04    ($   4.56)   ($   0.13)   ($   4.30)
                                                       =========    =========    =========    =========

      Weighted average shares outstanding                 13,263       12,813       12,973       12,734

PRO FORMA:

      Pro forma net income (loss) per diluted share:   $    0.04    ($   0.06)   ($   0.05)   $    0.38
                                                       =========    =========    =========    =========

                  Kendle International Inc.
         Reconciliation of GAAP EPS to Pro forma EPS
                         (Unaudited)

                                                              Three Months Ended                 Twelve Months Ended
                                                                  December 31,                       December 31,
                                                        ------------------------------      --------------------------------
                                                            2003             2002               2003               2002
                                                        -------------    -------------      -------------       ------------


GAAP net income (loss) per share                               $0.04           ($4.56)            ($0.13)            ($4.30)

  Goodwill impairment                                              -             4.23                  -               4.24
  Severance costs                                                  -                -               0.08               0.02
  Investment impairment                                            -                -               0.03               0.15
  Valuation reserves for deferred tax assets                       -             0.27                  -               0.27
  Gain on extinguishment of debt                                   -                -              (0.03)                 -




                                                        -------------    -------------      -------------       ------------
Pro forma net income (loss) per diluted share                  $0.04           ($0.06)            ($0.05)             $0.38
                                                        =============    =============      =============       ============

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                            Kendle International Inc.
                       Selected Balance Sheet Information
                                 (In thousands)
                                   (Unaudited)

                                                         December 31, 2003      December 31, 2002
                                                         -----------------      -----------------
Cash, cash equivalents and
  marketable securities (including
  restricted cash)                                            $ 32,408                $29,975

Working capital                                                 38,523                 41,451

Total assets                                                   154,415                155,397

Bank borrowings                                                  9,750                 12,750

Shareholders' equity                                            96,369                 94,360